Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "KONA GOLD SOLUTIONS, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF JULY, A.D. 2020, AT 10:41 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3881153 8100
SR# 20206156866

Authentication: 203270247
Date: 07-13-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:41 PM 07/09/2020
FILED 10:41 PM 07/09/2020
SR 20206156866 - File Number 3881153

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KONA GOLD SOLUTIONS, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Kona Gold Solutions, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

1. The name of this corporation is Kona Gold Solutions, Inc., and this corporation was initially incorporated pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 15, 2004 and amended thereafter (the "Original Certificate").

2. That, pursuant to Sections 141(f), 228, 242, and 245 of the DGCL, the Board of Directors of the Corporation (the "Board") and the stockholders have duly adopted resolutions approving the amendment and restatement of the Original Certificate in its entirety as follows:

"I

The name of the Corporation is KONA GOLD SOLUTIONS, INC. (the "Corporation").

II

The address of the registered office of the Corporation in the State of Delaware is 8 The Green, Suite A, Dover, Delaware 19901, Kent County. The name of the registered agent of the Corporation at such address is A Registered Agent, Inc.

III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV

The total number of shares of capital that the Corporation is authorized to issue is two billion five hundred ten million (2,510,000,000) shares, consisting of two billion five hundred million (2,500,000,000) shares of common stock, par value $0.00001 per share (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, par value $0.00001 per share (the "Preferred Stock").

Except as otherwise required by law, as provided in the then-effective Amended and Restated Certificate of Incorporation (as may be amended from time to time, the "Certificate of Incorporation"), and as otherwise provided in the resolution or resolutions, if any, adopted by the Board with respect to any series of Preferred Stock, the holders of the Common Stock shall exclusively

possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him, her, or it. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

The Preferred Stock may be issued at any time or from time to time in one or more series. Apart from any other provisions in the then-effective Certificate of Incorporation authorizing the issuance of Preferred Stock, the Board is authorized to establish at any time or from time to time, by resolution or resolutions, the number of shares to be included in each series and to fix and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly-unissued series thereof, and to fix the designations of any such series of Preferred Stock. The Board, within the limits and restrictions stated in any resolution or resolutions of the Board, may increase or decrease (but not below the number of shares of such series outstanding) the number of shares of any series subsequent to the original issuance of shares of that series.

V

To the fullest extent permitted by DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this paragraph five shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

VI

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, or repeal the By-laws or adopt new By-laws without any action on the part of the stockholders; provided that any By-law adopted or amended by the Board, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

VII

The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or the By-laws, from time to time, to amend, alter, or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right."

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The undersigned further declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in these Amended and Restated Certificate of Incorporation are true and correct of his own knowledge.

Dated: July 8, 2020

ROBERT CLARK, Chief Executive Officer